Exhibit 99

Media Contact:

Lisa Emard, (949) 471-7705

lisa.emard@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

OPTION EXERCISED TO PURCHASE ADDITIONAL GATEWAY SENIOR

CONVERTIBLE NOTES

Irvine, Calif., Dec. 31, 2004 – Gateway, Inc. (NYSE: GTW) today announced that the initial purchasers of its 1.5% Senior Convertible Notes due 2009 and 2% Senior Convertible Notes due 2011 have exercised their option to purchase an additional $12.5 million aggregate principal amount of the notes of each series. The closing in respect of the additional notes was completed on Dec. 31, 2004.

The notes will be convertible into shares of Gateway common stock at an initial conversion rate of 115.8749 shares per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $8.63 per share). Upon the occurrence of certain designated events, holders will have the right to require Gateway to repurchase the notes at a price equal to 100 percent of their principal amount. Should certain transactions that constitute a fundamental change in Gateway occur, under certain circumstances the conversion rate for the notes will be increased.

The notes will be offered only to qualified institutional buyers and other eligible purchasers in a Rule 144A private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

- more -

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; the effects of seasonal changes in demand; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

###